FOR IMMEDIATE RELEASE	CONTACT: Michael L. Middleton Chief Executive Officer 888.745.2265

TRI-COUNTY FINANCIAL CORPORATION
CLOSES PUBLIC OFFERING

Waldorf, Maryland, October 2, 2013 – Tri-County Financial Corporation (Nasdaq: TCFC) (the “Company”), the holding company for Community Bank of Tri-County (the “Bank”), announced today the closing of its previously announced public offering of 1,400,000 shares of its common stock at $18.75 per share, for gross proceeds of approximately $26.3 million.  The net proceeds of the offering after deducting underwriting discounts and commissions and estimated offering expenses are expected to be approximately $24.0 million.

The common stock, listed on the NASDAQ Capital Market, began trading on September 27, 2013 under the symbol “TCFC.”

Keefe, Bruyette & Woods, a Stifel Company, acted as the sole book-running manager in this offering and Sandler O’Neill + Partners, L.P. acted as co-manager.

The Company initially filed a registration statement (including a preliminary prospectus) with the SEC on September 12, 2013 for the offering to which this communication relates.  Prospective investors should read the final prospectus and other documents that the Company has filed with the SEC for more complete information about the Company and the offering.  Investors may obtain these documents without charge on the SEC website at www.sec.gov. Alternatively, copies of the final prospectus may be obtained from Keefe, Bruyette & Woods, Inc., Attention:  Equity Capital Markets, 787 Seventh Avenue, 4th Floor, New York, New York 10019, or by calling (800) 966-1559.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Tri-County Financial Corporation

Tri-County Financial Corporation is the bank holding company for Community Bank of Tri-County, which conducts business through its main office in Waldorf, Maryland, and ten branch offices in Waldorf, Bryans Road, Dunkirk, Leonardtown, La Plata, Charlotte Hall, Prince Frederick, Lusby and California, Maryland and King George, Virginia.

Forward-Looking Statements

This news release may contain statements relating to future events or future results of the Company that are considered “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. These forward-looking statements may be identified by the use of words such as “believe,” “expect,” “anticipate,”  “plan,” “estimate,” “intend” and “potential,” or words of similar meaning, or future or conditional verbs such as “should,” “could,” or “may.”  Forward-looking statements reflect our expectation or prediction of future conditions, events or results based on information currently available.  These forward-looking statements are subject to significant risks and uncertainties that may cause actual results to differ materially from those in such statements.  These risk and uncertainties include, but are not limited to, the risks identified in our Annual Report on Form 10-K for the year ended December 31, 2012, including in the Risk Factors section of that report, in the final prospectus and in other reports that we file with the SEC.  Forward-looking statements speak only as of the date they are made.  We do not undertake to update forward-looking statements to reflect circumstances or events that occur after such date or to reflect the occurrence of unanticipated events except as required by federal securities laws.